Exhibit 99.1

Ruling Issued in Midas-MESA/Mobivia Group Arbitration

ITASCA, Ill.--(BUSINESS WIRE)--March 3, 2011--A ruling has been issued today by the arbitral tribunal based in Geneva, Switzerland, in the arbitration between Midas, Inc. (NYSE: MDS) and its European licensee MESA S.p.A. and Mobivia Group S.A. (formerly known as Norauto Groupe).

MESA had filed a request for arbitration on June 12, 2009, seeking damages of up to € 256 million from Midas, claiming breach of a 1998 agreement of strategic alliance (ASA) agreement and requesting termination of the license agreement under which royalty payments are paid to Midas. Under terms of ASA, disputes are to be settled by binding arbitration in Geneva, Switzerland, under the UNCITRAL Arbitration Rules.

In the ruling announced today, Midas prevailed in its defense of the vast majority of claims that MESA and Mobivia had asserted as to Midas’ obligation to invest under the ASA in Midas Europe.

The tribunal has awarded MESA € 17.45 million (approximately US $23.4 million) plus interest of five percent from June 12, 2009, in connection with MESA’s claim that Midas failed to cooperate in the improvement of IT systems in the European operations.

Because MESA failed to prevail in the majority of its claims, the tribunal ordered MESA to pay 85 percent of Midas’ legal and other arbitration expenses and Midas to pay 15 percent of MESA’s expenses, resulting in MESA being required to pay Midas approximately € 1.6 million (approximately US $2.3 million).

The damages payable to MESA will be offset by € 1.5 million (US $2.1 million) in Midas Europe license fee payments due to Midas that have been held in escrow pending the outcome of the arbitration.

Under the ruling, the license agreement between Midas and MESA continues in full force and the license fee royalty stream will continue uninterrupted.

“While Midas is disappointed in the awards to MESA, we are pleased to have successfully defended the vast majority of claims we had faced and to have resolved this arbitration issue with the license agreement in full force. Now, we can devote all of our efforts and resources on managing our ongoing business,” said Alan D. Feldman, Midas’ chairman and chief executive officer.

Feldman said Midas is evaluating if there is any basis to challenge the awards in the Swiss Court system.

Under U.S. GAAP accounting standards, Midas will be required to reflect the damages award as a charge in fiscal 2010. The earnings release issued on March 3, 2011 should therefore not be relied upon, as it does not include the impact of the damage award.

The company expects that the accrual of this award will have an approximate $23.0 million negative impact on operating income, an approximate $12.0 million negative impact on net income, and an approximate $0.85 negative impact on earnings per share for both the fourth quarter and full-year 2010 results.

At the end of fiscal 2010, the company had $62.7 million outstanding under its $125 million revolving line of credit. While sufficient availability would otherwise exist to fund the award, the recording of this loss will cause the company to violate certain financial covenants under the credit agreement which would cause a default, thereby preventing Midas from drawing on its revolver. The company has notified all of its lenders that it will need a waiver of this violation. The company believes it has a favorable relationship with its lenders, and believes that the lenders will accommodate this request, although there can be no guarantee that Midas will receive the requested waivers.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,300 franchised, licensed and company-owned Midas shops in 15 countries, including more than 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 171 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2009 annual report on Form 10-K and subsequent filings.

CONTACT:
Midas
Bob Troyer (630) 438-3016